Exhibit 2.3

                           PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement ("Agreement") is entered into the 3rd day of April, 2003, between CIG RESOURCES COMPANY, 2 North Nevada Avenue, Colorado Springs, Colorado 80903 ("CIGR" or "Seller") and NATHANIEL ENERGY OKLAHOMA HOLDINGS CORPORATION, P. 0. Box 69, Castle Rock, CO 89104 ("Nathaniel" or "Buyer"). CIGR and Nathaniel are individually referred to as "Party" and collectively referred to as the "Parties."

     THE PARTIES REPRESENT AS FOLLOWS:

     A. CIGR owns an undivided 81.45% membership interest ("CIGR Membership Interest") in Keyes Helium Company, a Colorado limited liability company ("KHC").

     B. CIGR desires to sell the CIGR Membership Interest and Nathaniel desires to purchase the CIGR Membership Interest on the terms set forth in this Agreement.

     Accordingly, for and in consideration of the mutual promises of the Parties, the Parties agree as follows:

A. PURCHASE AND SALE:
   -----------------
     Subject to all of the terms and conditions set forth below, at the closing of the transactions contemplated by this Agreement (the "Closing"), Nathaniel hereby agrees to purchase from CIGR, and CIGR hereby agrees to sell to Nathaniel, the CIGR Membership Interest.

     1. Purchase Price. The purchase price for the CIGR Membership Interest shall be equal to the sum of Two Million Dollars ($2,000,000) plus the December 31, 2002~book equity of the CIGR Membership Interest (the "Purchase Price"). The Purchase Price, Subject to any adjustment as described in Sections 2.b. and 2.c. below, is Eight Million, Six Hundred Fifty Eight Thousand Eight Hundred Fifty Five and 12/100 Dollars ($8,658,855.12).

     2. Payment of Purchase Price.
        -------------------------
     a. Nathaniel shall pay the Purchase Price to CIGR at the Closing, as follows. Six Hundred Thousand ($600,000) shall be paid by check and Eight Million, Fifty Eight Thousand Eight Hundred Fifty Five and 12/100 Dollars ($8,058,855;12) shall be paid in cash or cash equivalent funds by wire transfer to:

Chase Manhattan Bank
New York, NY
Account # 910-2-711943
ABA # 021000021

     b. A post-Closing adjustment statement (the "Post-Closing Adjustment Statement") shall be prepared and delivered by Seller to Buyer within one hundred twenty (120) days after the Closing, proposing further adjustments to the calculation of the Purchase Price based on the information then available. The Post-Closing Adjustment shall be based on the actual income and expenses of the Parties. The Post-Closing Adjustment is intended to place the Parties in the same economic position as if Buyer had owned the CIGR Membership Interest as of December 31, 2002. Seller or Buyer, as the case may be, shall be given access to and shall be entitled to review and audit the other Party's records pertaining to the computation of amoUnts claimed in such Post-Closing Adjustment Statement.

     c. Within sixty (60) days after receipt of the Post-Closing Adjustment Statement, Buyer shall deliver to Seller a written statement describing in reasonable detail its objections (if any) to any amounts or items set forth on the Post-Closing Adjustment Statement. If Buyer does not raise objections within such period, then the Post-Closing Adjustment Statement shall become final and binding upon the Parties at the end of such period. If Buyer raises objections, the Parties shall negotiate in good faith to resolve any such objections. If the Parties are unable to resolve any disputed item within sixty (60) days after Buyer's delivery of its objections to the Post-Closing Adjustment Statement, any such disputed item shall be submitted to a nationally recognized independent accounting firm mutually agreeable to the Parties who shall be instructed to resolve such disputed item within thirty (30) days. The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be concl4sive, binding and non-appealable upon the Parties and the Post-Closing Adjustment Statement shall become final and binding upon the Parties on the date of such resolution. The fees and expenses of such accounting firm shall be paid one-half by Buyer and one-half by Seller. The dispute resolution provisions of this Section 2.c. shall apply only to disputes over Purchase Price adjustments or proposed adjustments described in Section 2.b. As to any other dispute that may arise between the Parties, each Party reserves all rights and remedies that may be available to it at law and in equity.

     d. After the Post-Closing Adjustment Statement has become final and binding on the Parties, Seller or Buyer, as the case may be, shall - within ten (10) days thereafter - pay to the other such sums as are due to settle accounts between the Parties due to differences between amounts paid and the actual Purchase Price set forth on the Post-Closing Adjustment Statement

     3. Closing. The Closing shall take place on April 3, 2003. (The date the Closing actually occurs is the "Closing Date.") At the Closing: (a) CIGR shall deliver to Nathaniel an Assignment of the Membership Interest in the form attached hereto as Exhibit A; and (b) Nathaniel shall deliver to CIGR the Purchase Price amount of Eight Million, Six Hundred Fifty Eight Thousand Eight Hundred Fifty Five and 12/100 Dollars ($8,658,855.12). At Closing, or thereafter as promptly as is reasonably possible, CIGR shall also deliver to Nathaniel the books and records of KHC.

     4. Tax Matters.
        -----------
     a. Nathaniel shall be responsible for the payment of all transfer taxes (including sales, real property, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar taxes, filing fees and similar charges, but excluding all taxes measured by net income) resulting from the transactions contemplated by this Agreement and the sale, conveyance and assignment of the CIGR Membership Interest hereunder Nathaniel shall prepare and timely file all tax returns or other documentation relating to such transfer taxes; provided, however, that to the extent required by law, CIGR will join in the execution of any such tax returns or other documents relating to such taxes. Nathaniel shall provide CIGR with copies of each such tax return or other document at least thirty (30) days prior to the date on which such tax return or other document is required to be filed.

     b. The Parties agree to prepare all tax returns related to KHC for periods which include the Closing Date:

         (i) Tax Periods Ending on or Before the Closing Date. CIGR shall prepare or cause to be prepared and file or cause to be filed on behalf of KHC, all tax returns for KHC for all periods ending on or prior to the Closing Date regardless of when they are to be filed. CIGR shall pay or cause to be paid on behalf of KHC, the taxes attributable, to KHC with respect to such periods. KHC's items of income, gain, loss and deduction for periods ending on the Closing Date shall be allocated to CIGR using any reasonable method (as determined by CIGR in its sole discretion) under Section 706 of the Internal Revenue Code of 1986, as amended (the "Code"); however, in no event shall CIGR be allocated any such items of gain, loss and deduction for any period after December 31, 2002.
         (ii) Tax Periods Beginning Before and Ending After the Closing Date. Nathaniel shall prepare or cause to be prepared and file or cause to be filed on behalf of KHC, any tax returns of KHC for tax periods which begin before the Closing Date and end after the Closing Date. Nathaniel shall pay or cause to be paid on behalf of KHC, the taxes attributable to KHC with respect to such periods. CIGR shall pay to Nathaniel within fifteen (15) days after the date on which taxes are paid with respect to such periods an amount equal to the portion of such taxes that relates to the portion of such tax period ending on December 31, 2002. In the case of taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, any such tax that is allocable to the portion of the period ending on December 31, 2002 shall be (A) in the case of taxes that are based upon or related to income or gross receipts or sale or use tax, deemed equal to the amount that would be payable if the taxable year ended on December 31, 2002; and (B) in the case of any taxes other than gross receipts, sale or use tax and taxes based upon or related to income, deemed to be the amount of such taxes for the entire period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on December 31, 2002 and the denominator of which is the number of calendar days in the entire period.

     c. After the Closing Date, in the case of any audit, examination, or other proceeding with respect to taxes (a "Tax Proceeding") for which CIGR is or may be liable pursuant to this Agreement, Nathaniel shall inform CIGR within ten (10) days of the receipt of any notice of such Tax Proceeding, and shall afford CIGR, at CIGR's expense, the opportunity to control the conduct of such Tax Proceeding. Nathaniel shall execute or cause to be executed powers of attorney or other documents necessary to enable CIGR to take all actions desired by CIGR with respect to such Tax Proceeding to the extent such Tax Proceeding may affect the amount of taxes for which CIGR is liable pursuant to this Agreement. CIGR shall have the right to control any such Tax Proceedings and to initiate any claim for refund, file any amended return, or take any other action that it deems appropriate with respect to such taxes.

     d. On the Closing Date, CIGR shall deliver to the Buyer a certificate (in the form attached hereto as Exhibit B signed under penalties of perjury (i) stating that CIGR is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its Employer Identification Number and
(iii) providing its address, all pursuant to Section 1445 of the Code.

     5. Due Diligence. Through April 2, 2003, CIGR has, to Nathaniel's satisfaction:

     a. Given Nathaniel and its representatives, employees, consultants, independent contractors, attorneys and other advisors reasonable access to the KHC processing facilities, the other KHC physical assets and the books and records of KHC (the "KHC Assets") and reasonable access by telephone or in person to personnel with knowledge of the KHC Assets or operations thereof during regular office hours for any and all inspections and investigations and to the extent such contact with such personnel did not unreasonably interfere with the ongoing operations of KHC.

     b. Used reasonable efforts to obtain and submit to Nathaniel or its representatives as promptly as practicable, copies of such documents as Nathaniel may reasonably request.

     c. Furnished to Nathaniel all other information with respect to the KHC Assets as Nathaniel reasonably requested, unless CIGR was prohibited therefrom by any agreement, contract, applicable privilege, obligation or duty by which it was bound or by the necessity of any third party approval; provided that, if requested by Nathaniel, CIGR used reasonable efforts to obtain the waiver of any such prohibition or the granting of any such approval

          NATHANIEL ACKNOWLEDGES THAT IT HAS MADE ITS OWN INDEPENDENT INVESTIGATION, ANALYSIS AND EVALUATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT (INCLUDING NATHANIEL'S OWN ESTIMATE AND APPRAISAL OF THE EXTENT AND VALUE OF HELIUM RESERVES ASSOCIATED WITH THE KHC ASSETS AND AN INDEPENDENT ASSESSMENT AND APPRAISAL OF THE ENVIRONMENTAL RISKS AND LIABILITIES ASSOCIATED WITH THE ACQUISITION OF THE KHC ASSETS). NATHANIEL AGREES THAT IT: (I) WILL NOT PROCEED TO CLOSING UNLESS BY CLOSING IT HAS HAD ACCESS TO ALL INFORMATION NECESSARY TO PERFORM

ITS INVESTIGATION; AND (II) HAS NOT RELIED AND WILL NOT RELY ON ANY REPRESENTATIONS BY CIGR OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT.

     6. Representations and Warranties of CIGR. CIGR now owns, and as of the Closing will own, an 81.45% membership interest in KHC. The delivery of the CIGR Membership Interest to Nathaniel at the Closing will transfer such membership interest to Nathaniel, free and clear of all liens, encumbrances, and claims of any kind, nature, and description, and the CIGR Membership Interest is, and will be at the Closing, duly authorized, validly issued, and outstanding, fully paid and non-assessable.

     7. Disclaimers. Except as expressly set forth in this Agreement, CIGR disclaims all liability and responsibility for any representation, warranty, statements or communications (orally or in writing) to Nathaniel, including any information contained in any opinion, information or advice that may have been provided to Nathaniel by CIGR, its parent, subsidiary and affiliated entities, and each of their respective directors, officers, employees, agents and other representatives and their successor and assigns (collectively, the "CIGR Group"), or any consultant, engineer or engineering firm, stockholder or contractor of CIGR pursuant to this Agreement, wherever and however made, including those made in any data room expressly made available to Nathaniel and any supplements or amendments thereto or during any negotiations with respect to this Agreement, or any confidentiality agreement previously executed by the Parties with respect to the KHC Assets.

THE CIGR MEMBERSHIP INTEREST IS TRANSFERRED TO NATHANIEL ON AN "AS IS" "WHERE IS" BASIS WITH ALL FAULTS. EXCEPT AS SET FORTH IN PARAGRAPH 6 OF THIS AGREEMENT; CIGR MAKES NO WARRANTY oR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO: (i) MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OF THE KHC ASSETS, EITHER EXPRESS OR IMPLIED; (ii) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO NATHANIEL IN CONNECTION WITH THE KHC ASSETS OR OTHERWISE CONSTITUTING A PORTION OF THE KHC ASSETS; (iii) THE EXISTENCE OR NONEXISTENCE OF ACTUAL OR POTENTIAL LIABILITIES ASSOCIATED WITH KHC AND/OR THE CIGR MEMBERSHIP INTEREST; (iv) THE PRESENCE, QUALITY AND QUANTITY OF HELIUM OR HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE KHC ASSETS, INCLUDING WITHOUT LIMITATION SEISMIC DATA AND CIGR'S INTERPRETATION AND OTHER ANALYSIS THEREOF; (v) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE KHC ASSETS; (vi) THE ENVIRONMENTAL CONDITION OF THE KHC ASSETS; (vii) ANY PROJECTIONS AS TO EVENTS THAT. COULD OR COULD NOT OCCUR; (viii) THE TAX ATTRIBUTES OF ANY KHC ASSET; AND (ix) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO NATHANIEL. BY THE CIGR GROUP OR OTHERWISE CONSTITUTING A PORTION OF THE KHC ASSETS.

ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY CIGR ARE PROVIDED TO NATHANIEL AS A CONVENIENCE AND NATHANIEL'S RELIANCE ON OR USE OF THE SAME IS AT NATHANIEL'S SOLE RISK.

     8. Conditions Precedent to Closing. The Closing of the sale by CIGR of the CIGR Membership Interest and the purchase by Nathaniel of the CIGR Membership Interest is expressly contingent upon completion of all of the following conditions precedent:

         a. Receipt by CIGR of the approval of its Board of Directors and/or the Board of Directors of its parent corporations, which approval shall be promptly sought by CIGR.

         b. Receipt by Nathaniel of the written resignations of CIGR's representatives on the Manager's Committee of KHC and the written resignations of the current general Manager of KHC.

         c. Completion of due diligence by Nathaniel in a manner satisfactory to Nathaniel in its sole discretion, provided that Nathaniel has provided notice to CIGR prior to the date hereof, identifying any matter(s) that may be a basis for Nathaniel declaring that this condition has not been satisfied.

         d. Termination at Closing of the Services Agreement, as amended and restated as of March 17, 1994, as further amended, between KHC and Colorado Interstate Gas Company ("CIG).

         e. Termination at Closing of the Lease Agreement, as amended and restated as, of March 17, 1994, between KHC and CIG.

         f. Nathaniel and CIG having executed a definitive agreement for ~he purchase by Nathaniel and sale by CIG of its Sturgis, Oklahoma gas compression and related assets, and the simultaneous closing of the transaction described in that agreement.

         g. Nathaniel and CIG Field Services Company (CIGFS) having executed a definitive agreement for the purchase by Nathaniel and sale by CIGFS of its the Sturgis and Keyes, Oklahoma area gathering assets, and the simultaneous closing of the transaction described in that agreement.

     9. Termination. Failure to meet any condition precedent described in paragraph 8 by April 3, 2003, shall result in the automatic termination of this Agreement. Upon termination for any reason, each Party shall pay its own costs and expenses associated with this sale and shall have no further obligation to the other.

 10.      Miscellaneous.

         a. None of the Parties' rights under this Agreement may be assigned without the consent of all other Party, which consent shall not be unreasonably withheld. Subject to the foregoing, the terms of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties, their successors and assigns. No assignment of obligations under this Agreement shall relieve the assignor of its liability for such obligations.

         b. Any notice, request, demand, or consent required or permitted to be given hereunder shall be in writing and delivered in person or by certified letter, with return receipt requested, or by facsimile addressed to the Party for whom intended at the following addresses:

         SELLER:

                  CIG Resources Company
                  2 North Nevada Ave.
                  Colorado Springs, CO 80903
                  Attn:    Roland Harris
                  Tel:     (719) 520-4380
                  Fax:     (719) 520-3792

         BUYER:
                  Nathaniel Energy Oklahoma Holdings Corporation
                  P.O. Box 69
                  Castle Rock, CO 80104
                          Attn: Gene Bailey
                  Phone (303) 688-9805
                  Fax (303) 688-9806

         or at such other address as any of the above shall specify by like notice to the other.

         c. This Agreement sets forth the entire agreement of the Parties with respect to the subject matter hereof, and all prior negotiations and agreements are superseded hereby, including the letter agreement dated February 5, 2003, among CIGR, Nathaniel's affiliate and CIGFS.

         d. This Agreement may not be amended, and no provision hereof may be waived, absent a writing signed by the Party against whom enforcement of the amendment or waiver is sought. Unless otherwise expressly stated, no waiver shall be a continuing waiver of the same provision or a waiver of any other provision.

         e. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Colorado without regard to conflict of law principles.

         f. This Agreement may be executed in counterparts, all of which together shall be deemed a single binding instrument, notwithstanding that all Parties are not signatory to the same counterpart.

         g. CIGR agrees to cause the current property and liability underwriters for El Paso's Corporation's Joint Venture/Partnership Insurance Program to name Nathaniel as the Assured, as the 100% owner and loss payee for KHC and the KHC Assets from and after the Closing, subject to the following conditions: (1) this extension of coverage agreement will be subject to a time limitation as agreed by both Parties (not to exceed 30 days) until such time that the insurance brokers for Nathaniel can place separate insurance coverages for KHC and the KHC Assets; (2) Nathaniel will be responsible for full payment of any applicable policy deductibles in the event of property or liability claims, during the course of this extension, involving KHC and the KHC Assets; and (3) additional premiums, if any, for these extensions of coverage will be the responsibility of Nathaniel. All insurance provided by El Paso Corporation in excess of and/or in addition to El Paso Corporation's Joint Venture/Partnership Insurance Program will cease to insure KHC and the KHC Assets as of the date/time of Closing.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                 CIG Resources Company


                                 By  /s/  Thomas L. Price
                                     -------------------------------------------
                                          Thomas L. Price
                                          Vice President

                                 Nathaniel Energy Oklahoma Holdings Corporation


                                 By  /s/  Stan Abrams
                                     -------------------------------------------
                                      Stan Abrams
                                      President

                                   EXHIBIT "A"

                        ASSIGNMENT OF MEMBERSHIP INTEREST

     This Assignment of Membership Interest (this "Assignment") is made and entered into effective April 3, 2003, by and between CIG Resources Company, a Delaware corporation ("Assignor"), as seller, and Nathaniel Energy Oklahoma Holdings Corporation, an Oklahoma corporation, as buyer ("Assignee").

     WHEREAS, in accordance with that certain Purchase and Sale Agreement dated as of April 3, 2003 (the "Purchase and Sale Agreement") by and among Assignor and Assignee, Assignor desires to assign to Assignee and Assignee desires to accept from Assignor, Assignor's 81.45% membership interest in Keyes Helium Company, LLC, a Colorado limited liability company ("KHC").

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby confirmed and acknowledged), the parties hereto hereby stipulate and agree as follows:

     1. Assignment. Assignor hereby irrevocably assigns, conveys, transfers, and sells to Assignee, on the terms herein provided, its 81.45% membership interest in KHC, and Assignee hereby irrevocably takes and assumes such assignment and transfer.

     2. Purchase and Sale Agreement. THIS ASSIGNMENT IS SUBJECT TO THE TERMS AND CONDITIONS OF THE PURCHASE AND SALE AGREEMENT.

     3. Entire Agreement. This Assignment, the Purchase and Sale Agreement, and the other agreements executed in connection and contemporaneously herewith and in connection and contemporaneously with the Purchase and Sale Agreement constitute the entire agreement and supersede all prior (oral or written) or oral contemporaneous proposals or agreements (including (including, without limitation, the letter agreement to which Assignor and Assignee and/or their affiliates are parties dated February 5, 2003), all previous negotiations and all other communications or understandings between the parties hereto with respect to the subject matter hereof.

     4. Amendment and Modification. All amendments, supplements and modifications to this Assignment shall be in writing and signed by each of the parties hereto.

     5. Counterparts. This Assignment maybe executed in multiple counterparts, each of which, when executed, shall be deemed an original, and all of which shall constitute but one and the same instrument.

     6. Parties Bound by Agreement. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     7. Governing Law. THIS ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

     8. Further Assurances. Subject to the terms and conditions set forth in this Assignment, each of the parties hereto agrees to use all reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Assignment. In case, at any time after the execution of this Assignment, any further action is necessary or desirable to carry out its purposes, the proper officers or directors of the parties hereto shall take or cause to be taken all such necessary action.

     IN WITNESS WHEREOF, the undersigned have executed this Assignment effective as of April 3, 2003.

                                 CIG Resources Company



                                 By
                                     -------------------------------------------
                                     Thomas L. Price
                                     Vice President



                                 Nathaniel Energy Oklahoma Holdings Corporation


                                 By:
                                     -------------------------------------------
                                          Stan Abrams
                                          President

STATE OF COLORADO          )
                           )
COUNTY OF EL PASO          )

Before me, a Notary Public in and for said County and State, on this 3rd day of April, 2003, personally appeared Thomas L. Price, on behalf of Colorado Interstate Gas Company, to me known to be the identical person who subscribed the name of the maker thereof to the foregoing instrument as its Vice President, and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of such corporation for the uses and purposes therein set forth.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE this the 3rd day of April, 2003.


(SEAL)
                                                  ------------------------------
                                                  Notary Public in and for
My Commission Expires                             El Paso County, Colorado

-----------------------                           ------------------------------
                                                     (Type or Print Name)
STATE OF COLORADO         )
                          )
COUNTY OF EL PASO         )

     Before me, a Notary Public in and for said County and State, on this 3rd day of April, 2003, personally appeared Stan Abrams on behalf of Nathaniel Energy Oklahoma Holdings Corporation, to me known to be the identical person who subscribed the name of the maker thereof to the foregoing instrument as its President and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of such corporation for the uses and purposes therein set forth.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE this the 3rd day of April, 2003.


(SEAL)                                      ------------------------------------
                                            Notary Public in and for
My Commission Expires                       El Paso County, Colorado


-----------------------                     ------------------------------------
(Type or Print Name)

                                   EXHIBIT "B"

                       CERTIFICATION OF NON-FOREIGN STATUS

     Section 1445 of the Internal Revenue Code provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person. To inform the transferee (buyer) that withholding of tax is not required upon my disposition of a U.S. real property interest, the undersigned hereby certifies under penalties of perjury the following on behalf of Colorado Interstate Gas Company:

1. CIG Resources Company is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations) nor a nonresident alien for U.S. income tax purposes;

     CIG Resources Company's U.S. employer identification number is TIN 74-2650151: and

     CIG Resources Company's office address is P.O. Box 1087, Colorado Springs, CO 80944.

2. CIG Resources Company understands that this Certificate may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

3. Under penalties of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this Document on behalf of CIG Resources Company.


 Date:  April 3, 2003

                                             CIG RESOURCES COMPANY


                                             By:
                                                 -------------------------------
                                                   Thomas L. Price
                                                   Vice President

STATE OF COLORADO         )
                          )
COUNTY OF EL PASO         )

     Before me, a Notary Public in and for said County and State, on this 3rd day of April, 2003, personally appeared Thomas L. Price, on behalf of CIG Resources Company, to me known to be the identical person who subscribed the name of the maker thereof to the foregoing instrument as its Vice President, and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of such corporation for the uses and purposes therein set forth.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE this the 3rd day of April, 2003.


(SEAL)                                             -----------------------------
                                                    Notary Public in and for
My Commission Expires                               El Paso County, Colorado


-----------------------                             ----------------------------
(Type or Print Name)








                                                                             B-2